Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

TOTAL SYSTEM SERVICES, INC.

and

GLOBAL PAYMENTS INC.

Dated as of May 27, 2019

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of TSYS Common Stock	2
1.6	Global Payments Stock	2
1.7	Treatment of TSYS Equity Awards	3
1.8	Employee Stock Purchase Plan	5
1.9	Articles of Incorporation of Surviving Entity	5
1.10	Bylaws of Surviving Entity	5
1.11	Plan of Reorganization	5
1.12	Corporate Governance Guidelines	5

ARTICLE II

EXCHANGE OF SHARES

2.1	Global Payments to Make Consideration Available	5
2.2	Exchange of Shares	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TSYS

3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Consents and Approvals	11
3.5	Reports	11
3.6	Financial Statements	11
3.7	Broker’s Fees	13
3.8	Absence of Certain Changes or Events	13
3.9	Legal and Regulatory Proceedings	13
3.10	Taxes and Tax Returns	13
3.11	Employees	14
3.12	SEC Reports	16
3.13	Compliance with Applicable Law	17
3.14	Certain Contracts	18
3.15	Agreements with Regulatory Agencies	19
3.16	Environmental Matters	19
3.17	Real Property	20
3.18	Intellectual Property	20
3.19	Related Party Transactions	21
3.20	State Takeover Laws	21
3.21	Reorganization	21
3.22	Opinion	21
3.23	TSYS Information	21

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3.24	Customers	22
3.25	Insurance	22
3.26	Data Protection	22
3.27	No Other Representations or Warranties	22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GLOBAL PAYMENTS

4.1	Corporate Organization	23
4.2	Capitalization	24
4.3	Authority; No Violation	25
4.4	Consents and Approvals	26
4.5	Reports	26
4.6	Financial Statements	26
4.7	Broker’s Fees	28
4.8	Absence of Certain Changes or Events	28
4.9	Legal and Regulatory Proceedings	28
4.10	Taxes and Tax Returns	28
4.11	Employees	29
4.12	SEC Reports	31
4.13	Compliance with Applicable Law	31
4.14	Certain Contracts	33
4.15	Agreements with Regulatory Agencies	34
4.16	Environmental Matters	34
4.17	Real Property	35
4.18	Intellectual Property	35
4.19	Related Party Transactions	35
4.20	State Takeover Laws	35
4.21	Reorganization	35
4.22	Opinion	35
4.23	Global Payments Information	36
4.24	Customers	36
4.25	Insurance	36
4.26	Data Protection	36
4.27	No Other Representations or Warranties	37

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	37
5.2	Forbearances	37

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	40
6.2	Access to Information; Confidentiality	42
6.3	Shareholders’ Approvals	43
6.4	Legal Conditions to Merger	44
6.5	Stock Exchange Listing	44

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6.6	Employee Benefit Plans	44
6.7	Indemnification; Directors’ and Officers’ Insurance	46
6.8	Additional Agreements	47
6.9	Advice of Changes	47
6.10	Dividends	47
6.11	Shareholder Litigation	48
6.12	Corporate Governance	48
6.13	Acquisition Proposals	49
6.14	Public Announcements	50
6.15	Change of Method	50
6.16	Restructuring Efforts	50
6.17	Takeover Statutes	50
6.18	Financing and Indebtedness	51
6.19	Exemption from Liability Under Section 16(b)	51
6.20	Transition	51
6.21	Tax Matters.	52

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	52
7.2	Conditions to Obligations of Global Payments	53
7.3	Conditions to Obligations of TSYS	53

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	54
8.2	Effect of Termination	55

ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	57
9.2	Extension; Waiver	57
9.3	Nonsurvival of Representations, Warranties and Agreements	57
9.4	Expenses	57
9.5	Notices	57
9.6	Interpretation	58
9.7	Counterparts	59
9.8	Entire Agreement	59
9.9	Governing Law; Jurisdiction	59
9.10	Waiver of Jury Trial	59
9.11	Assignment; Third-Party Beneficiaries	59
9.12	Specific Performance	60
9.13	Severability	60
9.14	Delivery by Facsimile or Electronic Transmission	60
9.15	Financing Parties	60

Exhibit A-1 – Form of Amendment to Articles of Incorporation (Authorized Share Increase)

Exhibit A-2 – Form of Amendment to Global Payments Bylaws

Exhibit B – Form of Declassification Amendment

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INDEX OF DEFINED TERMS

Page
Acquisition Proposal	49
Additional Tax Counsel	52
affiliate	58
Agreement	1
Antitrust Division	41
Bridge Commitment Letter	51
Certificate of Merger	2
Chosen Courts	59
Closing	2
Closing Date	2
Code	1
Commitment Letters	51
Committees	48
Competition Laws	11
Confidentiality Agreement	43
Continuation Period	45
Data Protection Laws	17
Data Protection Requirements	22
Declassification Amendment	5
Divestiture	41
Effective Time	2
Enforceability Exceptions	10
Engagement Letter	51
Environmental Laws	20
ERISA	14
Exchange Act	12
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
Extended Termination Date	55
FCPA	17
Financing Documents	60
Financing Entities	61
Financing Parties	60
FINRA	17
FTC	41
GAAP	8
GBCC	1
Georgia Secretary	2
Global Payments	1
Global Payments 401(k) Plan	46
Global Payments Articles	23
Global Payments Benefit Plans	29
Global Payments Board Recommendation	43
Global Payments Bylaw Amendment	5
Global Payments Bylaws	23
Global Payments Common Stock	2
Global Payments Contract	33
Global Payments Covered Customer	36

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Global Payments Declassification Vote	25
Global Payments Director	48
Global Payments Disclosure Schedule	23
Global Payments Equity Awards	24
Global Payments ERISA Affiliate	29
Global Payments Meeting	43
Global Payments Owned Properties	35
Global Payments PSU Awards	24
Global Payments Qualified Plans	29
Global Payments Real Property	35
Global Payments Regulatory Agreement	34
Global Payments Reports	31
Global Payments Restricted Stock Award	3
Global Payments RSU Award	3
Global Payments Securities	24
Global Payments Stock Option	3
Global Payments Subsidiary	23
Global Payments Subsidiary Securities	25
Global Payments Tax Counsel	53
Governmental Entity	11
HSR Act	11
Initial Termination Date	54
Intellectual Property	20
IRS	14
IT Assets	22
Joint Proxy Statement	11
knowledge	58
law	17
Liens	10
made available	58
Malicious Code	22
Material Adverse Effect	8
Merger	1
Merger Consideration	2
Multiemployer Plan	15
Multiple Employer Plan	15
NACHA	18
Networks	18
New Benefit Plans	45
New Certificates	5
NYSE	7
OFAC	17
Old Certificate	2
PBGC	15
PCI-DSS	18
Permanent Financing Commitment Letter	51
Permitted Encumbrances	20
person	58
Personal Data	17
Premium Cap	47
Proceeding	61
Processing Matters	17

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Recommendation Change	44
Regulatory Agencies	11
Remedy	41
Representatives	49
Requisite Global Payments Vote	25
Requisite Regulatory Approvals	41
Requisite TSYS Vote	10
S-4	11
Sarbanes-Oxley Act	12
SEC	11
Securities Act	16
Security Breach	18
Single Trigger TSYS Award	4
SRO	11
Subsidiary	8
Surviving Entity	1
Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14
Termination Date	54
Termination Fee	56
TSYS	1
TSYS 401(k) Plan	45
TSYS Articles	8
TSYS Benefit Plans	14
TSYS Board Recommendation	43
TSYS Bylaws	8
TSYS Common Stock	2
TSYS Contract	19
TSYS Covered Customers	22
TSYS Director	48
TSYS Disclosure Schedule	7
TSYS Equity Awards	9
TSYS ERISA Affiliate	14
TSYS ESPP	5
TSYS Indemnified Parties	46
TSYS Insiders	51
TSYS Meeting	43
TSYS Owned Properties	20
TSYS Performance Share Award	3
TSYS Qualified Plans	15
TSYS Real Property	20
TSYS Regulatory Agreement	19
TSYS Reports	16
TSYS Restricted Stock Award	3
TSYS RSU Award	3
TSYS Securities	9
TSYS Stock Option	3
TSYS Subsidiary	9
TSYS Subsidiary Securities	10
TSYS Tax Counsel	54

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 27, 2019 (this “Agreement”), by and between Total System Services, Inc., a Georgia corporation (“TSYS”), and Global Payments Inc., a Georgia corporation (“Global Payments”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Global Payments and TSYS have determined that it is in the best interests of their respective companies, their shareholders, and, as permitted under Section 14-202(b)(5) of the Georgia Business Corporation Code (the “GBCC”), their other constituencies, that Global Payments and TSYS engage in a “merger of equals” business combination in order to advance the long-term strategic business interests of each of Global Payments and TSYS;

WHEREAS, the Boards of Directors of Global Payments and TSYS have determined that such “merger of equals” business combination shall be effected, upon the terms and subject to the conditions set forth herein and in accordance with the GBCC, through the merger of TSYS with and into Global Payments (the “Merger”), so that Global Payments is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Global Payments and TSYS have unanimously approved and adopted the Merger and this Agreement, and have directed that this Agreement be submitted to their respective shareholders for approval;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the GBCC, at the Effective Time, TSYS shall merge with and into Global Payments pursuant to this Agreement. Global Payments shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Georgia and under the name “Global Payments Inc.” Upon consummation of the Merger, the separate corporate existence of TSYS shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by TSYS and Global Payments. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. On or (if agreed by TSYS and Global Payments) prior to the Closing Date, Global Payments and TSYS, respectively, shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Georgia (the “Georgia Secretary”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the GBCC, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC.

1.5 Conversion of TSYS Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Global Payments, TSYS or the holder of any securities of Global Payments or TSYS:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.10 per share, of TSYS issued and outstanding immediately prior to the Effective Time (the “TSYS Common Stock”), except for shares of TSYS Common Stock owned by TSYS or Global Payments (in each case other than shares of TSYS Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties), shall be converted into the right to receive 0.8101 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, without par value, of Global Payments (the “Global Payments Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Global Payments Common Stock, including the shares issued to former holders of TSYS Common Stock, shall be the common stock of the Surviving Entity.

(b) All of the shares of TSYS Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of TSYS Common Stock) previously representing any such shares of TSYS Common Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined in Section 2.1) representing the number of whole shares of Global Payments Common Stock which such shares of TSYS Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of TSYS Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Global Payments Common Stock or TSYS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Global Payments and the holders of TSYS Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit TSYS or Global Payments to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of TSYS Common Stock that are owned by TSYS or Global Payments (in each case other than shares of TSYS Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties) shall be cancelled and shall cease to exist and no Global Payments Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Global Payments Stock. At and after the Effective Time, each share of Global Payments Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7 Treatment of TSYS Equity Awards.

(a) At the Effective Time, each option to purchase shares of TSYS Common Stock (a “TSYS Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on part of the holder thereof, be converted into an option (a “Global Payments Stock Option”) to purchase (i) that number of shares of Global Payments Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of TSYS Common Stock subject to such TSYS Stock Option immediately prior to the Effective Time and (B) the Exchange Ratio, (ii) at an exercise price per share of Global Payments Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of TSYS Common Stock of such TSYS Stock Option immediately prior to the Effective Time and (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Global Payments Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code. Except as expressly provided in this Section 1.7(a), each such Global Payments Stock Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding TSYS Stock Option immediately prior to the Effective Time.

(b) Except as set forth in Section 1.7(e) below, at the Effective Time, each award in respect of shares of TSYS Common Stock subject to vesting, repurchase or other lapse restriction (a “TSYS Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock award (a “Global Payments Restricted Stock Award”) in respect of that number of shares of Global Payments Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS Common Stock subject to such TSYS Restricted Stock Award immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as expressly provided in this Section 1.7(b), each such Global Payments Restricted Stock Award shall be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding TSYS Restricted Stock Award immediately prior to the Effective Time.

(c) Except as set forth in Section 1.7(e) below, at the Effective Time, each restricted stock unit award, but excluding any TSYS Performance Share Award (as defined below), in respect of shares of TSYS Common Stock (a “TSYS RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (a “Global Payments RSU Award”) in respect of that number of shares of Global Payments Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS Common Stock subject to such TSYS RSU Award immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as expressly provided in this Section 1.7(c), each such Global Payments RSU Award shall be subject to the same terms and conditions (including vesting and payment terms) as applied to the corresponding TSYS RSU Award immediately prior to the Effective Time.

(d) At the Effective Time, each performance share award in respect of shares of TSYS Common Stock (a “TSYS Performance Share Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a Global Payments RSU Award in respect of that number of shares of Global Payments Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS Common Stock subject to such TSYS Performance Share Award immediately prior to the Effective Time and (ii) the Exchange Ratio. For purposes of this Section 1.7(c), the number of shares of TSYS Common Stock subject to a TSYS Performance Share Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time shall be (A) with respect to the portion of the TSYS Performance Share Award using performance goals based on Adjusted Diluted EPS Growth or any other performance goal (other than Relative TSRs), the greater of (x) the number of Initial Shares (as defined below) and (y) the number of shares subject to such portion of TSYS Performance Share Award that would have been earned based on actual performance with respect to the applicable performance goals as of the Effective Time (or the latest practicable date prior thereto that performance can be assessed), with actual performance being measured by extrapolating performance as of the Effective Time (or the latest practicable date prior thereto that performance can be assessed) through the scheduled expiration date of the applicable performance period, and (B) with respect to the portion of the TSYS Performance Share Award using Relative TSRs, the greater of (x) the number of Initial Shares and (y) the number of shares subject to such TSYS Performance Share Award that would have been earned based on actual performance with respect to the applicable performance goals as of the Effective Time (or the latest practicable date prior thereto that performance can be assessed) as if such date were the last day of the applicable performance period. After the Effective Time, each such Global Payments RSU Award shall be scheduled to cliff vest, subject to the holder’s continued service with the Surviving Entity or its Subsidiaries, on the last day of the originally scheduled performance period. Except as expressly provided in this Section 1.7(d), each such Global Payments RSU Award shall be subject to the same terms and conditions (including vesting and payment terms) as applied to the corresponding TSYS Performance Share Award immediately prior to the Effective Time. For purposes of this Agreement, the term “Initial Shares” means, with respect to a TSYS Performance Share Award, the portion of the “initial performance shares” subject to such TSYS Performance Share Award that is eligible to be earned based on Adjusted Diluted EPS Growth, Relative TSRs or another performance goal, as applicable (as determined pursuant to the applicable award agreement). For the avoidance of doubt, in no event shall the number of shares of TSYS Common Stock subject to a TSYS Performance Share Award determined pursuant to this Section 1.7(d) be greater than the maximum number of shares set forth in the applicable award agreement.

(e) At the Effective Time, each Single Trigger TSYS Award that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be converted into that number of fully vested shares of Global Payments Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of TSYS Common Stock subject to such Single Trigger TSYS Award immediately prior to the Effective Time and (ii) the Exchange Ratio. For purposes of this Agreement, “Single Trigger TSYS Award” means each of the following awards which are held by non-executive officers of TSYS or its Subsidiaries and currently provide for a “single trigger” vesting (i.e., that vests automatically solely on account of the occurrence of the Effective Time) under the terms of the underlying equity plan or award agreement: (A) performance-based restricted stock unit awards granted with respect to 2016, 2017, 2018 and 2019, (B) time-based restricted stock unit awards (broad-based) granted with respect to 2017, and (C) restricted stock awards granted in 2016 to NetSpend employees. For purposes of this Section 1.7(e), the number of shares of TSYS Common Stock subject to a Single Trigger TSYS Award with a performance period that is incomplete (or that is complete but for which performance is not determinable due to the unavailability of the required data for relative measures) as of the Effective Time shall be the greater of (x) the number of “initial shares” subject to such Single Trigger TSYS Award (as determined pursuant to the applicable award agreement) and (y) the number of shares subject to such Single Trigger TSYS Award that would have been earned based on actual performance with respect to the applicable performance goals as of the Effective Time, with actual performance being measured by extrapolating performance as of the Effective Time (or the latest practicable date prior thereto that performance can be assessed) through the scheduled expiration date of the applicable performance period.

(f) As of the Effective Time, the number and kind of shares available for issuance under each equity incentive plan of TSYS shall be adjusted, in accordance with the provisions of the applicable plan, to reflect the conversion of TSYS Common Stock into Global Payments Common Stock.

(g) At or prior to the Effective Time, TSYS, the Board of Directors of TSYS and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7.

(h) Global Payments shall take all corporate actions that are necessary for the assumption of the TSYS Equity Awards (as defined below) pursuant to this Section 1.7, including the reservation, issuance and listing of Global Payments Common Stock as necessary to effect the transactions contemplated by this Section 1.7. As soon as practicable following the Effective Time, Global Payments shall file with the SEC a post-effective amendment to the S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Global Payments Common Stock underlying the applicable converted TSYS Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such applicable assumed TSYS Equity Awards remain outstanding.

1.8 Employee Stock Purchase Plan. TSYS shall take all necessary action to (a) ensure that if the Closing shall occur prior to the end of the final offering period under the TSYS 2012 Employee Stock Purchase Plan (the “TSYS ESPP”), such final offering period shall end on the Closing Date, and (b) terminate the TSYS ESPP and distribute to the applicable participants any shares of TSYS Common Stock or cash held on behalf of the participants in the TSYS ESPP as of no later than the Effective Time.

1.9 Articles of Incorporation of Surviving Entity. At the Effective Time, the Articles of Incorporation of Global Payments, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit A-1, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that, subject to receipt of the Global Payments Declassification Vote (as defined below), the Articles of Incorporation of Global Payments, as in effect immediately prior to the Effective Time, shall be further amended as set forth in Exhibit B (the “Declassification Amendment”), and as so amended shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10 Bylaws of Surviving Entity. At the Effective Time, the Bylaws of Global Payments, as amended as set forth in Exhibit A-2 (such amendment, the “Global Payments Bylaw Amendment”), shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that, subject to receipt of the Global Payments Declassification Vote and the effectiveness of the Declassification Amendment, the Bylaws of Global Payments shall be correspondingly amended to give effect to the Declassification Amendment.

1.11 Plan of Reorganization. This Agreement is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code and the Treasury Regulations promulgated thereunder.

1.12 Corporate Governance Guidelines. As of the Effective Time, the corporate governance guidelines of the Surviving Entity shall be adopted by the Board of Directors of the Surviving Entity in accordance with Section 6.12(d).

ARTICLE II

EXCHANGE OF SHARES

2.1 Global Payments to Make Consideration Available. At or prior to the Effective Time, Global Payments shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by Global Payments and TSYS (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates, certificates or, at Global Payments’ option, evidence in book-entry form, representing shares of Global Payments Common Stock to be issued pursuant to Section 1.5 (referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Global Payments Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Global Payments shall cause the Exchange Agent to mail to each holder of record of one or more Old

Certificates representing shares of TSYS Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Global Payments Common Stock pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Global Payments Common Stock and any cash in lieu of fractional shares which the shares of TSYS Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Global Payments Common Stock to which such holder of TSYS Common Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this ARTICLE II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Global Payments Common Stock which the shares of TSYS Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Global Payments Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Global Payments Common Stock that the shares of TSYS Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Global Payments Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Global Payments Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of TSYS of the shares of TSYS Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Global Payments Common Stock as provided in this ARTICLE II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Global Payments Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Global Payments Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Global Payments. In lieu of the issuance of any such fractional share, Global Payments shall pay to each former holder of TSYS Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Global Payments Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of TSYS Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Global Payments Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of TSYS for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of TSYS Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Entity for payment of the shares of Global Payments Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Global Payments Common Stock deliverable in respect of each former share of TSYS Common Stock such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Global Payments, TSYS, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of TSYS Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Global Payments, TSYS and any other person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any such payment such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Global Payments or the Exchange Agent, the posting by such person of a bond in such amount as Global Payments or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Global Payments Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TSYS

Except (a) as disclosed in the disclosure schedule delivered by TSYS to Global Payments concurrently herewith (the “TSYS Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the TSYS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by TSYS that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of ARTICLE III shall be deemed to qualify (1) any other section of ARTICLE III specifically referenced or cross-referenced and (2) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any TSYS Reports filed by TSYS since December 31, 2015, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), TSYS hereby represents and warrants to Global Payments as follows:

3.1 Corporate Organization.

(a) TSYS is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. TSYS has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. TSYS is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Global Payments, TSYS or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) the execution and delivery of this Agreement, public disclosure of the execution and delivery of this Agreement, public disclosure or consummation of the transactions contemplated hereby (provided, that the foregoing exceptions shall not apply to the representations and warranties set forth in Sections 3.3(b), 3.11(i), 4.3(b) or 4.11(i)), actions expressly required by this Agreement or actions that are taken pursuant to the written consent of or at the written request of the other party, (E) a decline in the trading price or trading volume of a party’s common stock, a credit ratings downgrade or change in ratings outlook, in and of itself, for a party or any of its Subsidiaries or the failure, in and of itself, to meet earnings projections, earnings guidance or internal financial forecasts, but not, in each case, including any underlying causes thereof, (F) any changes or developments resulting from any hurricane, flood, tornado, earthquake or other weather or natural disaster, or (G) any changes, effects or developments arising out of, or resulting from or in connection with, the United Kingdom’s withdrawal from the European Union; except, with respect to subclause (A), (B), (C), (F) or (G) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), in which case only such incremental materially disproportionate effect shall be taken into account in determining whether such change has had, or would reasonably be expected to have, a Material Adverse Effect. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Articles of Incorporation of TSYS (the “TSYS Articles”) and the Bylaws of TSYS (the “TSYS Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by TSYS to Global Payments.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on TSYS, each Subsidiary of TSYS (a “TSYS Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of TSYS to pay dividends or distributions except for restrictions imposed by applicable law or, in the case of non-wholly owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement. Section 3.1(b) of the TSYS Disclosure Schedule sets forth a true and complete list of all Subsidiaries of TSYS as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of TSYS other than the TSYS Subsidiaries.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of TSYS consists of 600,000,000 shares of TSYS Common Stock and 100,000,000 shares of preferred stock, par value $0.10 per share. As of the close of business on May 23, 2019, there were (i) 176,967,165 shares of TSYS Common Stock issued and outstanding, including 2,876 shares of TSYS Common Stock granted in respect of outstanding TSYS Restricted Stock Awards; (ii) 25,797,840 shares of TSYS Common Stock held in treasury; (iii) 2,004,293 shares of TSYS Common Stock reserved for issuance upon the exercise of outstanding TSYS Stock Options; (iv) (A) 569,951 shares of TSYS Common Stock reserved for issuance upon the settlement of outstanding time-based TSYS RSU Awards, and (B) 239,959 shares (assuming satisfaction of performance goals for incomplete periods at the target level) or 324,887 shares (assuming satisfaction of performance goals for incomplete performance periods at the maximum level) of TSYS Common Stock reserved for issuance upon the settlement of outstanding performance-based TSYS RSU Awards; (v) 378,957 shares (assuming satisfaction of performance goals for incomplete performance periods at the target level) or 715,642 shares (assuming satisfaction of performance goals for incomplete performance periods at the maximum level) of TSYS Common Stock reserved for issuance upon the settlement of outstanding TSYS Performance Share Awards; and (vi) no other shares of capital stock or other voting securities or equity interests of TSYS issued, reserved for issuance or outstanding. Since May 23, 2019 through the date of this Agreement, TSYS has not issued any of the types of securities described in clause (i) through (vi) of the preceding sentence, other than shares of TSYS Common Stock issued pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of May 23, 2019 as described in the preceding sentence in accordance with their terms. All of the issued and outstanding shares of TSYS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of TSYS may vote. All obligations to deliver shares of TSYS Common Stock under the TSYS ESPP are satisfied through open market purchases. Other than TSYS Stock Options, TSYS Restricted Stock Awards, TSYS RSU Awards and TSYS Performance Share Awards (collectively, “TSYS Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in TSYS, or contracts, commitments, understandings or arrangements by which TSYS may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in TSYS, or that otherwise obligate TSYS to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “TSYS Securities”). Other than TSYS Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of TSYS or any of its Subsidiaries) are outstanding as of the date of this Agreement. No TSYS Subsidiary owns any capital stock of

TSYS. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which TSYS or any of its Subsidiaries is a party with respect to the voting or transfer of TSYS Common Stock, capital stock or other voting or equity securities or ownership interests of TSYS or granting any shareholder or other person any registration rights.

(b) TSYS owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the TSYS Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any TSYS Subsidiary, or contracts, commitments, understandings or arrangements by which any TSYS Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such TSYS Subsidiary, or otherwise obligating any TSYS Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “TSYS Subsidiary Securities”).

3.3 Authority; No Violation.

(a) TSYS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of TSYS. The Board of Directors of TSYS has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of TSYS and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to TSYS’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of TSYS Common Stock entitled to vote on this Agreement (the “Requisite TSYS Vote”), no other corporate proceedings on the part of TSYS are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TSYS and (assuming due authorization, execution and delivery by Global Payments) constitutes a valid and binding obligation of TSYS, enforceable against TSYS in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by TSYS nor the consummation by TSYS of the transactions contemplated hereby (including the Merger), nor compliance by TSYS with any of the terms or provisions hereof, will (i) violate any provision of the TSYS Articles or the TSYS Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TSYS or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of TSYS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TSYS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”), and such other consents, approvals, filings or registrations as may be required under any antitrust or competition laws of non-U.S. jurisdictions (together with the HSR Act, collectively, “Competition Laws”), (c) the filing by TSYS with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Global Payments in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (d) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Global Payments Common Stock pursuant to this Agreement and the approval of the listing of such Global Payments Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by TSYS of this Agreement or (ii) the consummation by TSYS of the Merger and the other transactions contemplated hereby. As of the date hereof, TSYS is not aware of any reason why the necessary regulatory approvals and consents will not be received by TSYS to permit consummation of the Merger on a timely basis.

3.5 Reports. TSYS and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any federal or state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority and (iv) any self-regulatory organization (an “SRO”) (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS. No Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of TSYS, investigation into the business or operations of TSYS or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of TSYS or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of TSYS or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS.

3.6 Financial Statements.

(a) The financial statements of TSYS and its Subsidiaries included (or incorporated by reference) in the TSYS Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of TSYS and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of TSYS and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of TSYS and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP. Since December 31, 2015, no independent public accounting firm of TSYS has resigned (or informed TSYS that it intends to resign) or been dismissed as independent public accountants of TSYS as a result of or in connection with any disagreements with TSYS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS, neither TSYS nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of TSYS or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of TSYS included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of TSYS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of TSYS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on TSYS. TSYS (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to TSYS, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of TSYS by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to TSYS’s outside auditors and the audit committee of TSYS’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect TSYS’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TSYS’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to TSYS’s auditors and audit committee. There is no reason to believe that TSYS’s chief executive officer and chief financial officer and, to the knowledge of TSYS, as of the date hereof, its outside auditors will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither TSYS nor any of its Subsidiaries, nor, to the knowledge of TSYS, any director, officer, auditor, accountant or representative of TSYS or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the TSYS, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of TSYS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that TSYS or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (ii) no employee of or attorney representing TSYS or any of its Subsidiaries, whether or not employed by TSYS or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TSYS or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of TSYS or any committee thereof or the Board of

Directors or similar governing body of any TSYS Subsidiary or any committee thereof, or to the knowledge of TSYS, to any director or officer of TSYS or any TSYS Subsidiary, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be expected to be, either individually or in the aggregate, materially adverse to TSYS and its Subsidiaries taken as a whole.

3.7 Broker’s Fees. With the exception of the engagement of Goldman, Sachs & Co. LLC and Greenhill & Co., LLC, neither TSYS nor any TSYS Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. TSYS has disclosed to Global Payments as of the date hereof the aggregate fees provided for in connection with the engagement by TSYS of Goldman, Sachs & Co. LLC and Greenhill & Co., LLC related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS.

(b) Since December 31, 2018, TSYS and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on TSYS, neither TSYS nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of TSYS, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TSYS or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) or, as of the date of this Agreement, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon TSYS, any of its Subsidiaries or the assets of TSYS or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Subsidiaries).

3.10 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TSYS:

(i) each of TSYS and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete;

(ii) neither TSYS nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii) all Taxes of TSYS and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv) each of TSYS and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v) neither TSYS nor any of its Subsidiaries has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of TSYS and its Subsidiaries or the assets of TSYS and its Subsidiaries; and

(vi) neither TSYS nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among TSYS and its Subsidiaries).

(b) Neither TSYS nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was TSYS) or (B) has any liability for the Taxes of any person (other than TSYS or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(c) Neither TSYS nor any of its Subsidiaries has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither TSYS nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e) At no time during the past five (5) years has TSYS been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(g) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Each TSYS Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code. Neither TSYS nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service (the “IRS”), Department of Labor or any other Governmental Entity with respect to any TSYS Benefit Plan, and neither TSYS nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, the term “TSYS Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which TSYS or any Subsidiary or any trade or business of TSYS or any of its Subsidiaries, whether or not incorporated, all of which together with TSYS would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “TSYS ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by TSYS or any of its Subsidiaries or any TSYS ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of TSYS or any of its Subsidiaries or any TSYS ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b) The IRS has issued a favorable determination letter with respect to each TSYS Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “TSYS Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of TSYS, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any TSYS Qualified Plan or the related trust. No trust funding any TSYS Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c) No TSYS Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and none of TSYS and its Subsidiaries nor any TSYS ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any such plan.

(d) None of TSYS and its Subsidiaries nor any TSYS ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of TSYS and its Subsidiaries nor any TSYS ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e) No TSYS Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f) Except as would not reasonably be expected to be material to TSYS and its Subsidiaries, taken as a whole, all contributions required to be made to any TSYS Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any TSYS Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of TSYS.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to TSYS’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the TSYS Benefit Plans, any fiduciaries thereof with respect to their duties to the TSYS Benefit Plans or the assets of any of the trusts under any of the TSYS Benefit Plans that would reasonably be expected to result in any material liability of TSYS or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (“PBGC”), the IRS, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a TSYS Benefit Plan, or any other party.

(h) None of TSYS and its Subsidiaries nor any TSYS ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the TSYS Benefit Plans or their related trusts, TSYS, any of its Subsidiaries, any TSYS ERISA Affiliate or any person that TSYS or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of TSYS or any of its Subsidiaries, or result in any limitation on the right of TSYS or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any TSYS Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by TSYS or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. TSYS has provided to Global Payments calculations reflecting a good faith estimate of the consequences of Sections 280G and 4999 on any “disqualified individuals” within the meaning of Section 280G of the Code in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

(j) The transactions contemplated by this Agreement will not cause or require TSYS or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k) No TSYS Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS, each TSYS Benefit Plan that is mandated by applicable law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(m) There are no pending or, to TSYS’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against TSYS or any of its Subsidiaries, or any strikes or other material labor disputes against TSYS or any of its Subsidiaries. Neither TSYS nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of TSYS or any of its Subsidiaries and, to the knowledge of TSYS, there are no organizing efforts by any union or other group seeking to represent any employees of TSYS or any of its Subsidiaries. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS, TSYS and each of its Subsidiaries is, and have been at all times since December 31, 2015, in compliance in all material respects with all applicable laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

3.12 SEC Reports. TSYS has previously made available to Global Payments an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2015 by TSYS pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “TSYS Reports”) and (b) communication mailed by TSYS to its shareholders since December 31, 2015, and no such TSYS Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all TSYS Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of TSYS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the TSYS Reports.

3.13 Compliance with Applicable Law.

(a) TSYS and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on TSYS, and to the knowledge of TSYS, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened in writing.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on TSYS, TSYS and each of its Subsidiaries have since December 31, 2015, complied with and are not in default or violation under any applicable federal, state, local or foreign law, statute, treaty, convention, ordinance, code, order, judgment, decree, rule, regulation, policy and/or guideline of any Governmental Entity (collectively, “law”) relating to TSYS or any of its Subsidiaries, including, without limiting the foregoing, (i) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”, and such laws relating thereto, “Data Protection Laws”)), (ii) all applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity, (iii) all laws related to the collection, processing, possession, handling, clearance, settlement and/or remittance of funds (“Processing Matters”), (iv) the rules and requirements of the Financial Industry Regulatory Authority (“FINRA”) that are binding on TSYS or its Subsidiaries, (v) any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), (vi) the Bank Secrecy Act of 1970 and its implementing regulations, (vii) all laws relating to money transmission or unclaimed property, (viii) the Electronic Fund Transfer Act and its implementing Regulation E, including the International Remittance Transfer Rule, (ix) the Gramm-Leach-Bliley Act and all federal regulations implementing such act and (x) any other applicable law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, sanctions laws and regulations.

(c) Without limitation, except as would not reasonably be expected to be material to TSYS and its Subsidiaries, taken as a whole, none of TSYS or any of its Subsidiaries, or to the knowledge of TSYS, any director, officer, employee, agent or other person acting on behalf of TSYS or any of its Subsidiaries has, directly or indirectly, (i) used any funds of TSYS or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of TSYS or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of TSYS or any of its Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of TSYS or any of its Subsidiaries in violation of the FCPA, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for TSYS or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for TSYS or any of its Subsidiaries, or is currently subject to any United States sanctions administered by OFAC.

(d) TSYS maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized access to or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of TSYS, TSYS has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS. To the knowledge of TSYS, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on TSYS.

(e) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TSYS, TSYS and its Subsidiaries have, since January 1, 2016, complied with and are not in default under (i) any applicable bylaws, operating rules, regulations and requirements of the National Automated Clearinghouse Association (“NACHA”) and any applicable payment network, exchange or association, including any ATM networks and payment networks (including VISA, MasterCard, Discover and AMEX) (collectively, the “Networks”), in each case, which are either binding on TSYS or its Subsidiaries or with which TSYS or its Subsidiaries complies pursuant to contractual requirements and (ii) the Payment Card Industry Data Security Standard (“PCI-DSS”) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the TSYS Disclosure Schedule, as of the date hereof, neither TSYS nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any TSYS Benefit Plan:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains a non-compete or client, or customer non-solicit requirement or any other provision, in each case that materially restricts the conduct of any line of business by TSYS or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii) that is material and obligates TSYS or any of its Subsidiaries, or will obligate the Surviving Entity, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions (other than any such contracts which are terminable by TSYS or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of TSYS or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by TSYS or any of its Subsidiaries of, or any similar commitment by TSYS or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of TSYS or its Subsidiaries (other than any such contracts which are terminable by TSYS or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(vi) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $20,000,000 per annum (other than any such contracts which are terminable by TSYS or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(vii) pursuant to which TSYS or any of its Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to TSYS, other than licenses with respect to software that is generally commercially available;

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of TSYS or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset (other than any contract or arrangement that provides solely for the acquisition of equipment or products in the ordinary course of business) and under which TSYS or its Subsidiaries have (A) a material continuing indemnification obligation or (B) a material “earn-out” or similar contingent payment obligations.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the TSYS Disclosure Schedule, is referred to herein as a “TSYS Contract.” TSYS has made available to Global Payments true, correct and complete copies of each TSYS Contract in effect as of the date hereof.

(b) (i) Each TSYS Contract is valid and binding on TSYS or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS, (ii) TSYS and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each TSYS Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS, (iii) to the knowledge of TSYS, each third-party counterparty to each TSYS Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such TSYS Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS, (iv) neither TSYS nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any TSYS Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of TSYS or any of its Subsidiaries or, to the knowledge of TSYS, any other party thereto, of or under any such TSYS Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on TSYS.

3.15 Agreements with Regulatory Agencies. Neither TSYS nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or would prevent or materially impair the ability of TSYS to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the TSYS Disclosure Schedule, a “TSYS Regulatory Agreement”), nor has TSYS or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such TSYS Regulatory Agreement.

3.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS, TSYS and its Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of TSYS, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on TSYS or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against TSYS, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS. To the knowledge of TSYS, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS. TSYS is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS.

3.17 Real Property. TSYS or a TSYS Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the TSYS Reports as being owned by TSYS or a TSYS Subsidiary or acquired after the date thereof which are material to TSYS’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “TSYS Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such TSYS Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the TSYS Owned Properties, the “TSYS Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of TSYS, the lessor. There are no pending or, to the knowledge of TSYS, threatened condemnation proceedings against the TSYS Real Property.

3.18 Intellectual Property. TSYS and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on TSYS: (a) (i) to the knowledge of TSYS, the use of any Intellectual Property by TSYS and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which TSYS or any TSYS Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to TSYS that TSYS or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of TSYS, no person is challenging, infringing on or otherwise violating any right of TSYS or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to TSYS or its Subsidiaries, and (c) neither TSYS nor any TSYS Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by TSYS or any TSYS Subsidiary, and TSYS and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by TSYS and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between TSYS or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of TSYS or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding TSYS Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of TSYS) on the other hand, of the type required to be reported in any TSYS Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

3.20 State Takeover Laws. The Board of Directors of TSYS has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the TSYS Articles or TSYS Bylaws (collectively, with any similar provisions of the Global Payments Articles or Global Payments Bylaws “Takeover Statutes”). In accordance with Section 14-2-1302 of the GBCC, no appraisal or dissenters’ rights will be available to the holders of TSYS Common Stock in connection with the Merger.

3.21 Reorganization. TSYS has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Opinion. Prior to the execution of this Agreement, TSYS has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from (a) Goldman, Sachs & Co. LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of TSYS Common Stock and (b) Greenhill & Co., LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of TSYS Common Stock. Neither such opinion has been amended or rescinded as of the date of this Agreement.

3.23 TSYS Information. The information relating to TSYS and its Subsidiaries or that is provided by TSYS or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to TSYS and its Subsidiaries and other portions within the reasonable control of TSYS will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portions of the S-4 that relate to TSYS will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.24 Customers. Since January 1, 2018 through the date of this Agreement, TSYS and its Subsidiaries have not received any written notice from any TSYS Covered Customer that such TSYS Covered Customer intends to discontinue or substantially reduce its relationship with TSYS or any of its Subsidiaries, terminate or materially and adversely amend any existing material contract with TSYS or any of its Subsidiaries, or not continue as a customer of TSYS or any of its Subsidiaries. “TSYS Covered Customer” means a customer of TSYS or any of its Subsidiaries from which more than 1% of TSYS’s net adjusted revenue during the calendar year of 2018 was derived.

3.25 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on TSYS, (a) TSYS and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of TSYS reasonably has determined to be prudent and consistent with industry practice, and TSYS and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of TSYS and its Subsidiaries, TSYS or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by TSYS or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) as of the date of this Agreement, neither TSYS nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.26 Data Protection.

(a) As of the date of this Agreement, except as would not reasonably be likely to result in liability that is material to TSYS and its Subsidiaries, taken as a whole, TSYS and its Subsidiaries are in compliance with all of its and their privacy policies, all applicable Data Protection Laws and all contracts to the extent such contracts relate to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data (collectively, “Data Protection Requirements”). TSYS and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, privacy and security of Personal Data.

(b) Since January 1, 2016, to the knowledge of TSYS, no third party has gained unauthorized access to or misused any Personal Data or any computers, software servers, networks or other information technology assets (“IT Assets”) used in the operation of the business of TSYS or any of its Subsidiaries, in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of TSYS and its Subsidiaries that would be, individually or in the aggregate, material to TSYS and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be likely, either individually or in the aggregate, to result in liability that is material to TSYS and its Subsidiaries, taken as a whole. TSYS and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services and IT Assets from unauthorized access and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials (“Malicious Code”). Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on TSYS, the IT Assets used by TSYS or any of its Subsidiaries are (i) free from Malicious Code and (ii) have not, since January 1, 2016, experienced any material failure or malfunction.

3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by TSYS in this ARTICLE III, neither TSYS nor any other person makes any express or implied representation or warranty with respect to TSYS, its

Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TSYS hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither TSYS nor any other person makes or has made any representation or warranty to Global Payments or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to TSYS, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by TSYS in this ARTICLE III, any oral or written information presented to Global Payments or any of its affiliates or representatives in the course of their due diligence investigation of TSYS, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) TSYS acknowledges and agrees that neither Global Payments nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GLOBAL PAYMENTS

Except (a) as disclosed in the disclosure schedule delivered by Global Payments to TSYS concurrently herewith (the “Global Payments Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Global Payments Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Global Payments that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of ARTICLE IV shall be deemed to qualify (1) any other section of ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Global Payments Reports filed by Global Payments since December 31, 2015, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Global Payments hereby represents and warrants to TSYS as follows:

4.1 Corporate Organization.

(a) Global Payments is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Global Payments has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Global Payments is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments. True and complete copies of the Articles of Incorporation of Global Payments (the “Global Payments Articles”) and the Bylaws of Global Payments (the “Global Payments Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Global Payments to TSYS.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Global Payments, each Subsidiary of Global Payments (a “Global Payments Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Global Payments to pay dividends or distributions except for restrictions imposed by applicable law or, in the case of non-wholly owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement. Section 4.1(b) of the Global Payments Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Global Payments as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Global Payments other than the Global Payments Subsidiaries.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Global Payments consists of 200,000,000 shares of Global Payments Common Stock, and 5,000,000 shares of preferred stock, without par value. As of the close of business on May 23, 2019, there were (i) 156,688,808 shares of Global Payments Common Stock issued and outstanding, including 819,115 shares of Global Payments Common Stock granted in respect of outstanding Global Payments Restricted Stock Awards; (ii) zero (0) shares of Global Payments Common Stock held in treasury; (iii) 513,893 shares of Global Payments Common Stock reserved for issuance upon the exercise of outstanding Global Payments Stock Options; (iv) 180,468 shares of Global Payments Common Stock reserved for issuance upon the settlement of outstanding time-vesting Global Payments RSU Awards; (v) 384,821 shares (assuming satisfaction of performance goals for incomplete performance periods at the target level) or 758,966 shares (assuming satisfaction of performance goals for incomplete performance periods at the maximum level) of Global Payments Common Stock reserved for issuance upon the settlement of outstanding performance-vesting restricted stock unit awards in respect of shares of Global Payments Common Stock (“Global Payments PSU Awards”); and (vi) no other shares of capital stock or other voting securities or equity interests of Global Payments issued, reserved for issuance or outstanding. Since May 23, 2019 through the date of this Agreement, Global Payments has not issued any of the types of securities described in clause (i) through (vi) of the preceding sentence, other than shares of Global Payments Common Stock issued pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of May 23, 2019 as described in the preceding sentence in accordance with their terms. All of the issued and outstanding shares of Global Payments Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Global Payments may vote. Other than Global Payments Stock Options, Global Payments Restricted Stock Awards, Global Payments RSU Awards, and Global Payments PSU Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Global Payments, or contracts, commitments, understandings or arrangements by which Global Payments may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Global Payments or that otherwise obligate Global Payments to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Global Payments Securities”). Other than the Global Payments Stock Options, the Global Payments Restricted Stock Awards, the Global Payments RSU Awards and the Global Payments PSU Awards (collectively, the “Global Payments Equity Awards”), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Global Payments or any of its Subsidiaries) are outstanding as of the date of this Agreement. No Global Payments Subsidiary owns any capital stock of Global Payments. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Global Payments or any of its Subsidiaries is a party with respect to the voting or transfer of Global Payments Common Stock, capital stock or other voting or equity securities or ownership interests of Global Payments or granting any shareholder or other person any registration rights.

(b) Global Payments owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Global Payments Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Global Payments Subsidiary, or contracts, commitments, understandings or arrangements by which any Global Payments Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Global Payments Subsidiary, or otherwise obligating any Global Payments Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Global Payments Subsidiary Securities”).

4.3 Authority; No Violation.

(a) Global Payments has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Global Payments. The Board of Directors of Global Payments has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Global Payments and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Global Payments’ shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of (i) this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of Global Payments Common Stock entitled to vote on this Agreement, (ii) the amendment of Global Payments’ Articles of Incorporation as set forth in Exhibit A-1 to increase the authorized share capital, by the affirmative vote of a majority of all the votes entitled to be cast by all shares of Global Payments Common Stock entitled to vote on such matter (if required to be separately voted on) (clauses (i) and (ii), the “Requisite Global Payments Vote”), and (iii) the Declassification Amendment by the affirmative vote of two-thirds (2/3) of the outstanding shares of Global Payments Common Stock entitled to vote on such matter (the “Global Payments Declassification Vote”) (and approval by the Global Payments Board of Directors of corresponding amendments to the Global Payments Bylaws to give effect to the Declassification Amendment), no other corporate proceedings on the part of Global Payments are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Global Payments and (assuming due authorization, execution and delivery by TSYS) constitutes a valid and binding obligation of Global Payments, enforceable against Global Payments in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Global Payments Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite Global Payments Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Global Payments will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Global Payments, nor the consummation by Global Payments of the transactions contemplated hereby (including the Merger), nor compliance by Global Payments with any of the terms or provisions hereof, will (i) violate any provision of the Global Payments Articles or the Global Payments Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Global Payments or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Global Payments or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Global Payments or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, under the HSR Act and such other consents, approvals, filings or registrations as may be required under any Competition Laws, (c) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (d) the filing of the Certificate of Merger with the Georgia Secretary pursuant to the GBCC and (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Global Payments Common Stock pursuant to this Agreement and the approval of the listing of such Global Payments Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Global Payments of this Agreement or (ii) the consummation by Global Payments of the Merger and the other transactions contemplated hereby. As of the date hereof, Global Payments is not aware of any reason why the necessary regulatory approvals and consents will not be received by Global Payments to permit consummation of the Merger on a timely basis.

4.5 Reports. Global Payments and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments. No Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Global Payments, investigation into the business or operations of Global Payments or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Global Payments or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Global Payments or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments.

4.6 Financial Statements.

(a) The financial statements of Global Payments and its Subsidiaries included (or incorporated by reference) in the Global Payments Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Global Payments and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Global Payments and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. To the extent any of the books and records of Global Payments and its Subsidiaries are required to be maintained in accordance with GAAP, such books and records have been since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP. Since December 31, 2015, no independent public accounting firm of Global Payments has resigned (or informed Global Payments that it intends to resign) or been dismissed as independent public accountants of Global Payments as a result of or in connection with any disagreements with Global Payments on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments, neither Global Payments nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of Global Payments or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Global Payments included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Global Payments and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Global Payments or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Global Payments. Global Payments (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Global Payments, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Global Payments by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Global Payments’ outside auditors and the audit committee of Global Payments’ Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Global Payments’ ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Global Payments’ internal controls over financial reporting. These disclosures, if any, were made in writing by management to Global Payments’ auditors and audit committee. There is no reason to believe that Global Payments’ chief executive officer and chief financial officer, and, to the knowledge of Global Payments, as of the date hereof, its outside auditors will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither Global Payments nor any of its Subsidiaries, nor, to the knowledge of Global Payments, any director, officer, auditor, accountant or representative of Global Payments or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Global Payments, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Global Payments or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Global Payments or any of its Subsidiaries has engaged in inappropriate accounting or auditing practices, and (ii) no employee of or attorney representing Global Payments or any of its Subsidiaries, whether or not employed by Global Payments or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Global Payments or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Global Payments or any committee thereof or the

Board of Directors or similar governing body of any Global Payments Subsidiary or any committee thereof, or to the knowledge of Global Payments, to any director or officer of Global Payments or any Global Payments Subsidiary, in each case of the foregoing clauses (i) and (ii), except as would not reasonably be expected to be, either individually or in the aggregate, materially adverse to Global Payments and its Subsidiaries taken as a whole.

4.7 Broker’s Fees. With the exception of the engagement of BofA Securities, Inc. and J.P. Morgan Securities LLC, neither Global Payments nor any Global Payments Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Global Payments has disclosed to TSYS as of the date hereof the aggregate fees provided for in connection with the engagement by Global Payments of BofA Securities, Inc. and J.P. Morgan Securities LLC related to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2018, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments.

(b) Since December 31, 2018, Global Payments and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Global Payments, neither Global Payments nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Global Payments, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Global Payments or any of its Subsidiaries or any of their directors or executive officers (in their capacity as such) or, as of the date of this Agreement, challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Global Payments, any of its Subsidiaries or the assets of Global Payments or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Subsidiaries).

4.10 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Global Payments:

(i) each of Global Payments and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete;

(ii) neither Global Payments nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii) all Taxes of Global Payments and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv) each of Global Payments and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v) neither Global Payments nor any of its Subsidiaries has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Global Payments and its Subsidiaries or the assets of Global Payments and its Subsidiaries; and

(vi) neither Global Payments nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Global Payments and its Subsidiaries).

(b) Neither Global Payments nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Global Payments) or (B) has any liability for the Taxes of any person (other than Global Payments or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(c) Neither Global Payments nor any of its Subsidiaries has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d) Neither Global Payments nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e) At no time during the past five (5) years has Global Payments been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Employees.

(a) Each Global Payments Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Global Payments nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Global Payments Benefit Plan, and neither Global Payments nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, the term “Global Payments Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment or other benefit plans, programs, agreements, contracts, policies or arrangements with respect to which Global Payments or any Subsidiary or any trade or business of Global Payments or any of its Subsidiaries, whether or not incorporated, all of which together with Global Payments would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Global Payments ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Global Payments or any of its Subsidiaries or any Global Payments ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Global Payments or any of its Subsidiaries or any Global Payments ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b) The IRS has issued a favorable determination letter with respect to each Global Payments Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Global Payments Qualified Plans”), which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Global

Payments, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Global Payments Qualified Plan or the related trust. No trust funding any Global Payments Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(c) No Global Payments Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, and none of Global Payments and its Subsidiaries nor any Global Payments ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any such plan.

(d) None of Global Payments and its Subsidiaries nor any Global Payments ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Global Payments and its Subsidiaries nor any Global Payments ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e) No Global Payments Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(f) Except as would not reasonably be expected to be material to Global Payments and its Subsidiaries, taken as a whole, all contributions required to be made to any Global Payments Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Global Payments Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Global Payments.

(g) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Global Payments’ knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Global Payments Benefit Plans, any fiduciaries thereof with respect to their duties to the Global Payments Benefit Plans or the assets of any of the trusts under any of the Global Payments Benefit Plans that would reasonably be expected to result in any material liability of Global Payments or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Global Payments Benefit Plan, or any other party.

(h) None of Global Payments and its Subsidiaries nor any Global Payments ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Global Payments Benefit Plans or their related trusts, Global Payments, any of its Subsidiaries, any Global Payments ERISA Affiliate or any person that Global Payments or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Global Payments or any of its Subsidiaries, or result in any limitation on the right of Global Payments or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Global Payments Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Global Payments or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) The transactions contemplated by this Agreement will not cause or require Global Payments or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k) No Global Payments Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments, each Global Payments Benefit Plan that is mandated by applicable law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(m) There are no pending or, to Global Payments’ knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Global Payments or any of its Subsidiaries, or any strikes or other material labor disputes against Global Payments or any of its Subsidiaries. Neither Global Payments nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Global Payments or any of its Subsidiaries and, to the knowledge of Global Payments, there are no organizing efforts by any union or other group seeking to represent any employees of Global Payments or any of its Subsidiaries. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments, Global Payments and each of its Subsidiaries is, and have been at all times since December 31, 2015, in compliance in all material respects with all applicable laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

4.12 SEC Reports. Global Payments has previously made available to TSYS an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2015 by Global Payments pursuant to the Securities Act or the Exchange Act (the “Global Payments Reports”) and (b) communication mailed by Global Payments to its shareholders since December 31, 2015, and no such Global Payments Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all Global Payments Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Global Payments has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Global Payments Reports.

4.13 Compliance with Applicable Law.

(a) Global Payments and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on Global Payments, and to the knowledge of Global Payments, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened in writing.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on Global Payments, Global Payments and each of its Subsidiaries have since December 31, 2015, complied with and are not in default or violation under any applicable law relating to Global Payments or any of its Subsidiaries, including, without limiting the foregoing, (i) all Data Protection Laws, (ii) all applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity, (iii) all laws related to Processing Matters, (iv) the rules and requirements of FINRA that are binding on Global Payments or its Subsidiaries, (v) any and all sanctions or regulations enforced by OFAC, (vi) the Bank Secrecy Act of 1970 and its implementing regulations, (vii) all laws relating to money transmission or unclaimed property, (viii) the Electronic Fund Transfer Act and its implementing Regulation E, including the International Remittance Transfer Rule, (ix) the Gramm-Leach-Bliley Act and all federal regulations implementing such act and (x) any other applicable law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, sanctions laws and regulations.

(c) Without limitation, except as would not reasonably be expected to be material to Global Payments and its Subsidiaries, taken as a whole, none of Global Payments, or any of its Subsidiaries, or to the knowledge of Global Payments, any director, officer, employee, agent or other person acting on behalf of Global Payments or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Global Payments or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Global Payments or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Global Payments or any of its Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of Global Payments or any of its Subsidiaries in violation of the FCPA, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Global Payments or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Global Payments or any of its Subsidiaries, or is currently subject to any United States sanctions administered by OFAC.

(d) Global Payments maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Global Payments, Global Payments has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments. To the knowledge of Global Payments, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Global Payments.

(e) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Global Payments, Global Payments and its Subsidiaries have, since January 1, 2016, complied with and are not in default under (i) any applicable bylaws, operating rules, regulations and requirements of the NACHA and any Network, in each case, which are either binding on Global Payments or its Subsidiaries or with which Global Payments or its Subsidiaries complies pursuant to contractual requirements and (ii) the PCI-DSS issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

4.14 Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the Global Payments Disclosure Schedule, as of the date hereof, neither Global Payments nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Global Payments Benefit Plan:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) that contains a non-compete or client, or customer non-solicit requirement or any other provision, in each case that materially restricts the conduct of any line of business by Global Payments or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Subsidiaries to engage in any line of business or in any geographic region;

(iii) that is material and obligates Global Payments or any of its Subsidiaries, or will obligate the Surviving Entity, to conduct business with any third party on a preferential or exclusive basis or contains “most favored nation” or similar provisions (other than any such contracts which are terminable by Global Payments or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv) (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Global Payments or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Global Payments or any of its Subsidiaries of, or any similar commitment by Global Payments or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more;

(v) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Global Payments or its Subsidiaries (other than any such contracts which are terminable by Global Payments or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(vi) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $20,000,000 per annum (other than any such contracts which are terminable by Global Payments or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(vii) pursuant to which Global Payments or any of its Subsidiaries receives from any third party a license or similar right to any Intellectual Property that is material to Global Payments, other than licenses with respect to software that is generally commercially available;

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Global Payments or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset (other than any contract or arrangement that provides solely for the acquisition of equipment or products in the ordinary course of business) and under which Global Payments or its Subsidiaries have (A) a material continuing indemnification obligation or (B) a material “earn-out” or similar contingent payment obligations.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Global Payments Disclosure Schedule, is referred to herein as a “Global Payments

Contract.” Global Payments has made available to TSYS true, correct and complete copies of each Global Payments Contract in effect as of the date hereof.

(b) (i) Each Global Payments Contract is valid and binding on Global Payments or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments, (ii) Global Payments and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Global Payments Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments, (iii) to the knowledge of Global Payments, each third-party counterparty to each Global Payments Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Global Payments Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments, (iv) neither Global Payments nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Global Payments Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Global Payments or any of its Subsidiaries or, to the knowledge of Global Payments, any other party thereto, of or under any such Global Payments Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Global Payments.

4.15 Agreements with Regulatory Agencies. Neither Global Payments nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or would prevent or materially impair the ability of Global Payments to consummate the Merger and the transactions contemplated by this Agreement (each, whether or not set forth in the Global Payments Disclosure Schedule, a “Global Payments Regulatory Agreement”), nor has Global Payments or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Global Payments Regulatory Agreement.

4.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments, Global Payments and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Global Payments, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Global Payments or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Global Payments, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments. To the knowledge of Global Payments, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments. Global Payments is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments.

4.17 Real Property. Global Payments or a Global Payments Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Global Payments Reports as being owned by Global Payments or a Global Payments Subsidiary or acquired after the date thereof which are material to Global Payments’ business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Global Payments Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Global Payments Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Global Payments Owned Properties, the “Global Payments Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Global Payments, the lessor. There are no pending or, to the knowledge of Global Payments, threatened condemnation proceedings against the Global Payments Real Property.

4.18 Intellectual Property. Global Payments and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments: (a) (i) to the knowledge of Global Payments, the use of any Intellectual Property by Global Payments and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Global Payments or any Global Payments Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Global Payments that Global Payments or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Global Payments, no person is challenging, infringing on or otherwise violating any right of Global Payments or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Global Payments or its Subsidiaries, and (c) neither Global Payments nor any Global Payments Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Global Payments or any Global Payments Subsidiary, and Global Payments and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Global Payments and its Subsidiaries.

4.19 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Global Payments or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Global Payments or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Global Payments Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Global Payments) on the other hand, of the type required to be reported in any Global Payments Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

4.20 State Takeover Laws. The Board of Directors of Global Payments has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.21 Reorganization. Global Payments has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22 Opinion. Prior to the execution of this Agreement, Global Payments has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from (a) BofA Securities, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Global Payments and (b) J.P. Morgan Securities LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Global Payments. Neither such opinion has been amended or rescinded as of the date of this Agreement.

4.23 Global Payments Information. The information relating to Global Payments and its Subsidiaries or that is provided by Global Payments or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Global Payments and its Subsidiaries and other portions within the reasonable control of Global Payments (except for such portions thereof that relate only to TSYS or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to TSYS or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24 Customers. Since January 1, 2018 through the date of this Agreement, Global Payments and its Subsidiaries have not received any written notice from any Global Payments Covered Customer that such Global Payments Covered Customer intends to discontinue or substantially reduce its relationship with Global Payments or any of its Subsidiaries, terminate or materially and adversely amend any existing material contract with Global Payments or any of its Subsidiaries, or not continue as a customer of Global Payments or any of its Subsidiaries. “Global Payments Covered Customer” means a customer of Global Payments or any of its Subsidiaries from which more than 1% of Global Payments’ net adjusted revenue during the calendar year of 2018 was derived.

4.25 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Global Payments, (a) Global Payments and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Global Payments reasonably has determined to be prudent and consistent with industry practice, and Global Payments and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Global Payments and its Subsidiaries, Global Payments or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Global Payments or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) as of the date of this Agreement, neither Global Payments nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.26 Data Protection.

(a) As of the date of this Agreement, except as would not reasonably be likely to result in liability that is material to Global Payments and its Subsidiaries, taken as a whole, Global Payments and its Subsidiaries are in compliance with all of its and their Data Protection Requirements. Global Payments and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices designed to ensure the confidentiality, privacy and security of Personal Data.

(b) Since January 1, 2016, to the knowledge of Global Payments, no third party has gained unauthorized access to or misused any Personal Data or IT Assets used in the operation of the business of Global

Payments or any of its Subsidiaries, in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of Global Payments and its Subsidiaries that would be, individually or in the aggregate, material to Global Payments and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be likely, either individually or in the aggregate, to result in liability that is material to Global Payments and its Subsidiaries, taken as a whole. Global Payments and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services and IT Assets from unauthorized access and free from Malicious Code. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Global Payments, the IT Assets used by Global Payments or any of its Subsidiaries are (i) free from Malicious Code and (ii) have not, since January 1, 2016, experienced any material failure or malfunction.

4.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Global Payments in this ARTICLE IV, neither Global Payments nor any other person makes any express or implied representation or warranty with respect to Global Payments, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Global Payments hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Global Payments nor any other person makes or has made any representation or warranty to TSYS or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Global Payments, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Global Payments in this ARTICLE IV, any oral or written information presented to TSYS or any of its affiliates or representatives in the course of their due diligence investigation of Global Payments, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Global Payments acknowledges and agrees that neither TSYS nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the TSYS Disclosure Schedule or the Global Payments Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Global Payments and TSYS shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Global Payments or TSYS to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Global Payments Disclosure Schedule or the TSYS Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Global Payments nor TSYS shall, and neither Global Payments nor TSYS shall permit any of their respective

Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a) incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (i) intercompany indebtedness, (ii) borrowings in the ordinary course under any revolving credit facility, settlement facility, commercial paper program or other line of credit existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement and the amendment or replacement contains customary commercial terms consistent in all material respects with the existing facility), (iii) guarantees by TSYS or any direct or indirect wholly owned Subsidiary of TSYS of indebtedness of TSYS or any other direct or indirect wholly owned Subsidiary of TSYS, (iv) guarantees by Global Payments or any direct or indirect wholly owned Subsidiary of Global Payments of indebtedness of Global Payments or any other direct or indirect wholly owned Subsidiary of Global Payments, (v) any indebtedness incurred to refinance, roll-over, replace or renew any indebtedness described in clause (ii) above, so long as, in each case, (1) the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled-over, replaced or renewed (plus accrued interest, and a reasonable amount of premium, fees and expenses incurred in connection with such refinancing), and (2) such indebtedness is on customary commercial terms consistent in all material respects with the indebtedness being refinanced, rolled-over, replaced or renewed, (vi) indebtedness incurred pursuant to letters of credit, performance bonds or other similar arrangements in the ordinary course, (vii) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging contracts (1) not entered for speculative purposes and (2) entered into in the ordinary course and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement and (viii) indebtedness incurred under the Commitment Letters (as defined below), and other indebtedness incurred by mutual agreement of TSYS and Global Payments in accordance with Section 6.18;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any TSYS Securities or TSYS Subsidiary Securities, in the case of TSYS, or Global Payments Securities or Global Payments Subsidiary Securities, in the case of Global Payments, except, in each case, (A) regular quarterly cash dividends by TSYS at a rate not in excess of $0.13 per share of TSYS Common Stock, (B) regular quarterly cash dividends by Global Payments at a rate not in excess of $0.01 per share of Global Payments Common Stock, (C) dividends paid by any of the Subsidiaries of each of Global Payments and TSYS to Global Payments or TSYS or any of their wholly-owned Subsidiaries, respectively, or dividends paid by any of their respective non-wholly owned Subsidiary joint ventures in the ordinary course of business as required by any joint venture agreements in effect as of the date of this Agreement or (D) the acceptance of shares of TSYS Common Stock or Global Payments Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, or the payment of dividend equivalents thereon, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, performance shares, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any TSYS Securities or TSYS Subsidiary Securities, in the case of TSYS, or Global Payments Securities or Global Payments Subsidiary Securities, in the case of Global Payments; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any TSYS Securities or TSYS Subsidiary Securities, in the case of TSYS, or Global Payments Securities or Global Payments Subsidiary Securities, in the case of Global Payments, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any TSYS Securities or TSYS Subsidiary Securities, in the case of TSYS, or Global Payments Securities or Global Payments Subsidiary Securities, in the case of Global Payments, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or business or the property or assets of any other person with a value or purchase price in the aggregate in excess of $50,000,000, as applicable, in each case other than a wholly-owned Subsidiary of TSYS or Global Payments, as applicable;

(e) (i) except in the ordinary course of business consistent with past practice, terminate, materially amend, or waive any material provision of, any TSYS Contract or Global Payments Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities or material leases or contracts, other than normal renewals of contracts and leases without material adverse changes of terms with respect to TSYS or Global Payments, as the case may be, or (ii) enter into any contract that would constitute a TSYS Contract or Global Payments Contract, as the case may be, under clause (i), clause (ii), clause (iii) or clause (v) of the definition thereof, if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any TSYS Benefit Plan or Global Payments Benefit Plan existing as of the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than (x) in connection with a promotion or change in responsibilities, or (y) in the ordinary course of business consistent with past practice), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement (except in the case of employees who are not officers, in the ordinary course of business consistent with past practice), (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual cash compensation is greater than $600,000, other than for cause, or (ix) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual cash compensation greater than $600,000;

(g) settle any claim, suit, action or proceeding, except involving solely monetary remedies in an amount not in excess of $10,000,000 individually or $30,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;

(h) take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend either party’s articles of incorporation, bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j) merge or consolidate either party or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries (other than mergers, consolidations, restructurings or reorganizations solely between or among its wholly-owned Subsidiaries, or as permitted under an exception set forth in Sections 5.2(c) or 5.2(d));

(k) enter into any new line of business or discontinue any existing line of business, other than in the ordinary course of business consistent with past practice;

(l) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(m) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Global Payments and TSYS shall prepare and file with the SEC the Joint Proxy Statement, and Global Payments shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included is a prospectus. Global Payments and TSYS shall each use reasonable best efforts to make such filings within forty-five (45) days after the date of this Agreement. Each of Global Payments and TSYS shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Global Payments and TSYS shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Global Payments shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TSYS shall furnish all information concerning TSYS and the holders of TSYS Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof, (ii) make, or cause to be made, the registrations, declarations and filings (A) required under the HSR Act and (B) required or advisable under any other applicable Competition Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (and, in the case of any filings required under the HSR Act, no later than ten (10) business days after the date of this Agreement, unless otherwise agreed by Global Payments and TSYS), (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all material permits, consents, approvals, clearances and authorizations of all third parties and

Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean the expiration or termination of the applicable waiting period under the HSR Act and all regulatory authorizations, consents, clearances, orders and approvals set forth on Section 6.1(b) of the Global Payments Disclosure Schedule.

(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the parties’ reasonable best efforts, each of Global Payments and its Subsidiaries and TSYS and its Subsidiaries, as applicable, to the extent required in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby or to avoid the consequences in Section 6.1(b)(iv) or otherwise in connection with the Requisite Regulatory Approvals required pursuant to any Competition Law, shall (1) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); and (2) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”), provided that (x) no such Divestiture or Remedy shall be required if such Divestiture or Remedy, individually or in the aggregate with any other Divestiture or Remedy, would reasonably be expected to be material and adverse to the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger, and including the projected synergies expected to result therefrom, and (y) neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time. Global Payments and TSYS agree to use reasonable best efforts to: (1) oppose or defend against any investigation, claim, action, suit, arbitration, litigation or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Merger; or (2) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any investigation, claim, action, suit, arbitration, litigation or proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(d) If Global Payments or TSYS or any of their respective Subsidiaries or affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable law), an appropriate response in substantial compliance with such request. If Global Payments or TSYS receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then Global Payments and TSYS will substantially comply with such formal request as soon as reasonably practicable, unless otherwise agreed between Global Payments and TSYS. Global Payments and TSYS shall consult with each other in good faith prior to agreeing, directly or indirectly, to extend any waiting period under the HSR Act or other applicable law or to any timing agreement with the FTC, the Antitrust Division or any other Governmental Entity.

(e) Each party shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other party may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 6.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Global Payments’ or TSYS’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Global Payments and TSYS shall (to the extent permitted under applicable law) consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party in connection with the transactions contemplated by this Agreement, with any other person, and, to the extent not prohibited by the Governmental Entity or such other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable law in connection with this Agreement or the transactions contemplated by this Agreement.

(f) Global Payments shall not, and shall cause its Subsidiaries not to, and TSYS shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

(g) Global Payments and TSYS shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Global Payments, TSYS or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of Global Payments and TSYS, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of Global Payments and TSYS shall, and shall cause its respective Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as such party may reasonably request. Neither Global Payments nor TSYS nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Global Payments’ or TSYS’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Global Payments and TSYS shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 10, 2019, between Global Payments and TSYS (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals. Each of Global Payments and TSYS shall call a meeting of its shareholders (the “Global Payments Meeting” and the “TSYS Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite TSYS Vote, the Requisite Global Payments Vote and the Global Payments Declassification Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of TSYS and Global Payments shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Global Payments and TSYS agrees (i) to provide the other party with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last ten (10) days prior to the Global Payments Meeting or the TSYS Meeting, as applicable) and (ii) to give written notice (which, for the avoidance of doubt, may be given via e-mail) to the other party one (1) day prior to, and on the date of, the Global Payments Meeting or the TSYS Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite TSYS Vote or the Requisite Global Payments Vote and the Global Payments Declassification Vote, as applicable, have been obtained. Each of Global Payments and TSYS and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Global Payments and TSYS, as applicable, the Requisite Global Payments Vote and the Global Payments Declassification Vote and the Requisite TSYS Vote, as applicable, including by communicating to the respective shareholders of Global Payments and TSYS its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Global Payments, the shareholders of Global Payments approve this Agreement (the “Global Payments Board Recommendation”), and in the case of TSYS, the shareholders of TSYS approve this Agreement (the “TSYS Board Recommendation”), and each of Global Payments and TSYS and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Global Payments Board Recommendation, in the case of Global Payments, or the TSYS Board Recommendation, in the case of TSYS, (ii) fail to make the Global Payments Board Recommendation, in the case of Global Payments, or the TSYS Board Recommendation, in the case of TSYS, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Global Payments Board Recommendation, in the case of Global Payments, or the TSYS Board Recommendation, in the case of TSYS, in each case within ten (10) business days (or such fewer number of days as remains prior to the Global Payments Meeting or the TSYS Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Global Payments or TSYS, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Global Payments Board Recommendation or the TSYS Board Recommendation, as applicable, such Board of Directors may, in the case of Global Payments, prior to the receipt of the Requisite Global Payments Vote, and in the case of TSYS, prior to the receipt of the Requisite TSYS Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Global Payments Board Recommendation or TSYS Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Global Payments or TSYS shall adjourn or postpone the Global Payments Meeting or the TSYS Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Global Payments Common Stock or TSYS Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting TSYS or Global Payments, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite TSYS Vote or the Requisite Global Payments Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Global Payments Meeting shall be convened and this Agreement shall be submitted to the shareholders of Global Payments at the Global Payments Meeting and (y) the TSYS Meeting shall be convened and this Agreement shall be submitted to the shareholders of TSYS at the TSYS Meeting, and nothing contained herein shall be deemed to relieve either Global Payments or TSYS of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Global Payments and TSYS shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by TSYS or Global Payments or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Global Payments shall cause the shares of Global Payments Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) The Surviving Entity agrees to honor in accordance with their terms all Global Payments Benefit Plans and TSYS Benefit Plans. In order to further an orderly transition and integration, Global Payments and

TSYS shall cooperate in good faith in reviewing, evaluating and analyzing the Global Payments Benefit Plans and TSYS Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Global Payments Benefit Plans or TSYS Benefit Plans, as applicable, that will apply with respect to employees of the Surviving Entity and its Subsidiaries after the Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans shall, to the extent permitted by applicable law, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Global Payments Benefit Plans, on the one hand, and those covered by TSYS Benefit Plans, on the other hand, at the Effective Time. Until such time as the New Benefit Plans are determined and/or established, the legacy TSYS employees will participate in TSYS Benefit Plans and the legacy Global Payments employees will participate in Global Payments Benefit Plans, in each case while employed by the Surviving Entity and its Subsidiaries and subject to the terms of such plans, and it is understood and agreed that participation in New Benefit Plans may commence on different dates following the Effective Time for different plans. Notwithstanding the foregoing, from the Effective Time until the first anniversary thereof (the “Continuation Period”), the Surviving Entity or its Subsidiaries shall provide to each legacy TSYS employee, during the portion of the Continuation Period that each such employee remains employed by the Surviving Entity or its Subsidiaries, (i) at least the same annual base salary or wage rate provided to such employee by TSYS or its Subsidiaries immediately prior to the Effective Time and (ii) at least the same cash bonus or other short-term cash incentive opportunities provided to such employee by TSYS or its Subsidiaries in respect of the fiscal year in which the Effective Time occurs. In addition, any legacy TSYS employee whose employment is involuntarily terminated during the Continuation Period and who does not have a contractual entitlement to severance or termination benefits shall be eligible for severance on terms and conditions no less favorable than the severance practices of Global Payments as of the date hereof.

(b) With respect to any New Benefit Plans in which any employees of Global Payments or TSYS (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Entity shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Global Payments Benefit Plan or TSYS Benefit Plan, as the case may be, (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a Global Payments Benefit Plan or TSYS Benefit Plan (to the same extent that such credit was given under the analogous Global Payments Benefit Plan or TSYS Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employee first become eligible to participate after the Effective Time, and (iii) recognize all service of such employees with Global Payments or TSYS, as applicable, and their respective Subsidiaries (and any predecessor entities), for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Global Payments Benefit Plan or TSYS Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of any benefit plan that provides retiree welfare benefits, or (D) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) If requested by Global Payments in writing delivered to TSYS not less than ten (10) business days before the Closing Date, the Board of Directors of TSYS (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Total System Services, Inc. Retirement Savings Plan (the “TSYS 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Global Payments requests that the TSYS 401(k) Plan be terminated, (i) TSYS shall provide Global Payments with evidence that such plan has been terminated, contingent upon the occurrence of the Effective Time (the form and substance of which shall be subject to reasonable review and comment by Global Payments), not later than two (2) days immediately preceding the Closing Date and (ii) the continuing employees of TSYS and its Subsidiaries shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Global Payments or one of its Subsidiaries (the “Global Payments 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Global Payments and TSYS shall take any and all actions as may be required, including amendments to the TSYS 401(k) Plan and/or the Global Payments 401(k) Plan, to permit the continuing employees of TSYS and its Subsidiaries who are then actively employed to make rollover contributions to the Global Payments 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such employee from the TSYS 401(k) Plan.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Global Payments or TSYS or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, TSYS, Global Payments or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, TSYS, Global Payments or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Global Payments or TSYS or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any TSYS Benefit Plan, Global Payments Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular TSYS Benefit Plan, Global Payments Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Global Payments or TSYS or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by TSYS pursuant to the TSYS Articles, the TSYS Bylaws, the governing or organizational documents of any Subsidiary of TSYS and any indemnification agreements in existence as of the date hereof, each present and former director, officer or employee of TSYS and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “TSYS Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of TSYS or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any TSYS Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such TSYS Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by TSYS (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current aggregate annual premium paid as of the date hereof by TSYS for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Global Payments or TSYS, in consultation with the other party, may (and at the request of Global Payments, TSYS shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under TSYS’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TSYS Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or a majority of its assets to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Global Payments, on the one hand, and a Subsidiary of TSYS, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Entity.

6.9 Advice of Changes. Global Payments and TSYS shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends.

(a) After the date of this Agreement, each of Global Payments and TSYS shall coordinate with the other the declaration of any dividends in respect of Global Payments Common Stock and TSYS Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of TSYS Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of TSYS Common Stock and any shares of Global Payments Common Stock any such holder receives in exchange therefor in the Merger.

(b) Subject to the approval of the Board of Directors of the Surviving Entity, it is the intention of the parties hereto that with respect to the first dividend payment on Global Payments Common Stock following the Effective Time, the dividend yield on Global Payments Common Stock will not be less than the dividend yield on TSYS Common Stock as of the date of TSYS’s most recent quarterly dividend prior to the date hereof.

6.11 Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.12 Corporate Governance; Headquarters; Other Matters.

(a) Prior to the Effective Time, the Board of Directors of Global Payments shall take all actions necessary to adopt the Global Payments Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time. Global Payments shall take all action necessary to cause, effective as of the Effective Time and in accordance with the Global Payments Bylaw Amendment, the Board of Directors of the Surviving Entity to consist, as of the Effective Time, of twelve (12) directors (i) six (6) of whom shall be persons designated by Global Payments and (ii) six (6) of whom shall be persons designated by TSYS. The six (6) directors designated by Global Payments shall be selected from among the current directors of Global Payments as of the date hereof (each a “Global Payments Director”), which shall include Mr. Jeffrey S. Sloan and Mr. William I Jacobs, and the six (6) directors designated by TSYS shall be selected from among the current directors of TSYS as of the date hereof (each a “TSYS Director”), which shall include Mr. M. Troy Woods and Mr. Kriss Cloninger III.

(b) In accordance with the Global Payments Bylaw Amendment, Global Payments shall take all actions necessary to cause the Board of Directors of the Surviving Entity to have the following four standing committees as of the Effective Time: (i) Audit Committee, (ii) Compensation Committee, (iii) Technology Committee and (iv) Governance and Nominating Committee (collectively, the “Committees”). The chairperson of each of the Audit Committee and Compensation Committee as of the Effective Time shall be designated by Global Payments from among the Global Payments Directors. The chairperson of each of the Technology Committee and Governance and Nominating Committee as of the Effective Time shall be designated by TSYS from among the TSYS Directors. The membership of the Committees shall be, as practicably as possible, evenly split between Global Payments Directors and TSYS Directors.

(c) In accordance with the Global Payments Bylaw Amendment, effective as of the Effective Time, Mr. M. Troy Woods shall serve as Chairman of the Board of Directors of the Surviving Entity, Mr. Kriss Cloninger III shall serve as lead independent director of the Board of Directors of the Surviving Entity, and Mr. Jeffrey S. Sloan shall continue to serve as the Chief Executive Officer of the Surviving Entity.

(d) Following the date hereof and in preparation for the Effective Time, Mr. M. Troy Woods shall, in consultation with Mr. Jeffrey S. Sloan, Mr. William I Jacobs and Mr. Kriss Cloninger III, make recommendations for approval by the Board of Directors of the Surviving Entity effective from and after the Effective Time, with respect to, among other matters that may pertain to the Board of Directors of the Surviving Entity, the following: (i) the Global Payments Directors and TSYS Directors to be appointed to the Committees, (ii) the corporate governance guidelines, committee charters and other Board of Directors procedures for the Surviving Entity to reflect best practices of Global Payments, TSYS, and otherwise, and (iii) the overall functionality and procedures for the conduct of business of the Board of Directors of the Surviving Entity from and after the Effective Time.

(e) As of and from the Effective Time, the Surviving Entity will have dual headquarters in (i) Atlanta, Georgia and (ii) Columbus, Georgia.

(f) As of and from the Effective Time, the name of the Surviving Entity will be “Global Payments Inc.”; provided, however, that the Surviving Entity’s card issuer processing business conducted by TSYS prior to the Effective Time will continue to be conducted under the TSYS name.

(g) In the event that the Global Payments Declassification Amendment is not adopted as of the Effective Time, the parties shall cooperate reasonably and in good faith in an effort to apportion the Global Payments Directors, on the one hand, and the TSYS Directors, on the other hand, as nearly evenly as is practicably possible among the different classes of the Board of Directors of the Surviving Entity and so that as nearly equal a number of Global Payments Directors, on the one hand, and TSYS Directors, on the other hand, as is practicably possible stand for election at the first annual meeting of shareholders of the Surviving Entity following the Effective Time. The provisions of this Section 6.12(g) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each TSYS Director.

6.13 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and its Subsidiaries’ respective executive officers and directors, and will use reasonable best efforts to cause its and its Subsidiaries’ respective employees, agents, advisors and representatives (collectively and together with executive officers and directors, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal, except to notify a person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.13 or solely to clarify whether any such inquiry or offer constitutes an Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Global Payments Vote, in the case of Global Payments, or the Requisite TSYS Vote, in the case of TSYS, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than TSYS or Global Payments, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis (but in no event more than once every twenty-four (24) hours), including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Global Payments or TSYS, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Public Announcements. TSYS and Global Payments agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or other public statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15 Change of Method. TSYS and Global Payments shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of TSYS and Global Payments (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Global Payments Common Stock received by holders of TSYS Common Stock in exchange for each share of TSYS Common Stock, (ii) adversely affect the Tax treatment of TSYS’s shareholders or Global Payments’ shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of TSYS or Global Payments pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16 Restructuring Efforts. If either TSYS or Global Payments shall have failed to obtain the Requisite TSYS Vote or the Requisite Global Payments Vote at the duly convened TSYS Meeting or Global Payments Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of TSYS as provided for in this Agreement or the tax treatment of the Merger to such party’s shareholders, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its respective shareholders for approval.

6.17 Takeover Statutes. None of TSYS, Global Payments or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18 Financing and Indebtedness. During the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Merger and the other transactions contemplated by this Agreement, regarding each party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to indebtedness of the parties and their Subsidiaries, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise with respect to refinancing or retaining a party’s or its Subsidiaries’ credit agreements or senior notes and arrangements contemplated by that certain Bridge Commitment Letter, dated as of the date hereof, among Global Payments, BofA Securities, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A. (together with the fee letters related thereto, the “Bridge Commitment Letter”), that certain Commitment Letter, dated as of the date hereof, among Global Payments, BofA Securities, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A. (together with the fee letters related thereto, the “Permanent Financing Commitment Letter”) and that certain Engagement Letter, dated as of the date hereof, among Global Payments, BofA Securities, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A. (the “Engagement Letter” and, together with the Bridge Commitment Letter and the Permanent Financing Commitment Letter, the “Commitment Letters”).

6.19 Exemption from Liability Under Section 16(b). TSYS and Global Payments agree that, in order to most effectively compensate and retain TSYS Insiders, both prior to and after the Effective Time, it is desirable that TSYS Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of TSYS Common Stock into shares of Global Payments Common Stock in the Merger and the conversion of TSYS Equity Awards into corresponding Global Payments Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19. TSYS shall deliver to Global Payments in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of TSYS subject to the reporting requirements of Section 16(a) of the Exchange Act (the “TSYS Insiders”), and the Board of Directors of Global Payments and of TSYS, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of TSYS) any dispositions of TSYS Common Stock or TSYS Equity Awards by the TSYS Insiders, and (in the case of Global Payments) any acquisitions of Global Payments Common Stock or Global Payments Equity Awards by any TSYS Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 Transition. As promptly as reasonably practicable after the date hereof, and in all cases subject to applicable law, upon the reasonable request of the other party, each party shall, and shall cause its Subsidiaries to, during normal business hours, reasonably cooperate with the other party and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by the parties. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, and consistent with the performance of their day-to-day operations and the continuous operation of the parties and their Subsidiaries in the ordinary course of business consistent with past practices, and subject to any requirements under applicable law, each party shall use reasonable best efforts to cause its and its

Subsidiaries’ employees and officers to take reasonable actions and assist the other party in performing all tasks, including providing assistance with respect to conversion planning and customer communications and notices (including joint communications and notices relating to anticipated account changes or systems conversion), reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by the parties. Neither party nor any of its Subsidiaries shall be required to take any action under this Section 6.20 if such action would unduly disrupt its business.

6.21 Tax Matters.

(a) For U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of Global Payments and TSYS shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) If Global Payments Tax Counsel (as defined below) advises Global Payments that it will not deliver a written opinion to Global Payments as required under Section 7.2(c) or TSYS Tax Counsel (as defined below) advises TSYS that it will not deliver a written opinion to TSYS as required under Section 7.3(c), Global Payments or TSYS, as the case may be, shall notify the other party and use its reasonable best efforts to engage a law firm of recognized national standing expert in the matters at issue and reasonably acceptable to the other party (such selected firm, the “Additional Tax Counsel”) to serve as tax counsel for purposes of Section 7.2(c) or Section 7.3(c), as applicable.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. This Agreement shall have been approved by the shareholders of Global Payments by the Requisite Global Payments Vote and by the shareholders of TSYS by the Requisite TSYS Vote.

(b) NYSE Listing. The shares of Global Payments Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; and (ii) all other Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Global Payments. The obligation of Global Payments to effect the Merger is also subject to the satisfaction, or waiver by Global Payments, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of TSYS set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a), for immaterial inaccuracies) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of TSYS set forth in Section 3.1(a), Section 3.3(a) and Section 3.7 (in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of TSYS set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on TSYS or the Surviving Entity. Global Payments shall have received a certificate dated as of the Closing Date and signed on behalf of TSYS by the Chief Executive Officer or the Chief Financial Officer of TSYS to the foregoing effect.

(b) Performance of Obligations of TSYS. TSYS shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Global Payments shall have received a certificate dated as of the Closing Date and signed on behalf of TSYS by the Chief Executive Officer or the Chief Financial Officer of TSYS to such effect.

(c) Federal Tax Opinion. Global Payments shall have received the opinion of Wachtell, Lipton, Rosen & Katz (“Global Payments Tax Counsel”) (or, if Global Payments Tax Counsel advises that it will not deliver a written opinion to Global Payments, a written opinion from the Additional Tax Counsel), in customary form and substance reasonably satisfactory to Global Payments, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Global Payments and TSYS, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of TSYS. The obligation of TSYS to effect the Merger is also subject to the satisfaction, or waiver by TSYS, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Global Payments set forth in Section 4.2(a) and Section 4.8(a) (in each case after giving effect to the lead-in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a), for immaterial inaccuracies) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Global Payments set forth in Section 4.1(a), Section 4.3(a) and Section 4.7 (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).

All other representations and warranties of Global Payments set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Global Payments. TSYS shall have received a certificate dated as of the Closing Date and signed on behalf of Global Payments by the Chief Executive Officer or the Chief Financial Officer of Global Payments to the foregoing effect.

(b) Performance of Obligations of Global Payments. Global Payments shall have performed (i) in all respects the obligations, covenants and agreements required to be performed by it (and within its control) pursuant to the first two sentences of Section 6.12 at or prior to the Closing Date and (ii) in all material respects all other obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and TSYS shall have received a certificate dated as of the Closing Date and signed on behalf of Global Payments by the Chief Executive Officer or the Chief Financial Officer of Global Payments to such effect.

(c) Federal Tax Opinion. TSYS shall have received the opinion of King & Spalding LLP (“TSYS Tax Counsel”) (or, if TSYS Tax Counsel advises that it will not deliver a written opinion to TSYS, a written opinion from the Additional Tax Counsel), in customary form and substance reasonably satisfactory to TSYS, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Global Payments and TSYS, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite TSYS Vote or the Requisite Global Payments Vote:

(a) by mutual written consent of Global Payments and TSYS;

(b) by either Global Payments or TSYS if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval or the issuance of any such order, injunction, decree or other legal restraint or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Global Payments or TSYS if the Merger shall not have been consummated on or before May 27, 2020 (the “Initial Termination Date” and, as it may be extended below, the “Termination Date”); provided that, if, on the Initial Termination Date, any of the Requisite Regulatory Approvals shall not have been obtained and all of the other conditions set forth in ARTICLE VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof assuming such date were the Closing Date), the Initial Termination Date may be extended by either party to August 27, 2020 (the “Extended Termination Date”) on written notice to the other party on or by the Initial Termination Date; provided further that, notwithstanding the foregoing, if the failure of the Closing to occur by the Initial Termination Date or the Extended Termination Date, as applicable, shall be due to the failure of the party seeking to terminate this Agreement or to extend the Termination Date, as applicable, to perform or observe the obligations, covenants and agreements of such party set forth herein, such party shall not have such right to seek to terminate this Agreement or to extend the Termination Date;

(d) by either Global Payments or TSYS (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of TSYS, in the case of a termination by Global Payments, or Global Payments, in the case of a termination by TSYS, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by Global Payments, or Section 7.3(a) or Section 7.3(b), in the case of a termination by TSYS, and which is not cured within forty-five (45) days following written notice to TSYS, in the case of a termination by Global Payments, or Global Payments, in the case of a termination by TSYS, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by TSYS, if (i) Global Payments or the Board of Directors of Global Payments shall have made a Recommendation Change or (ii) Global Payments or the Board of Directors of Global Payments shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f) by Global Payments, if (i) TSYS or the Board of Directors of TSYS shall have made a Recommendation Change or (ii) TSYS or the Board of Directors of TSYS shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Global Payments or TSYS as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Global Payments, TSYS, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.14 (Public Announcements), this Section 8.2 and ARTICLE IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Global Payments nor TSYS shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of TSYS or shall have been made directly to the shareholders of TSYS or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the TSYS Meeting) an Acquisition Proposal, in each case with respect to TSYS and (A) (x) thereafter this Agreement is terminated by either Global Payments or TSYS pursuant to Section 8.1(c) without the Requisite TSYS Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Global Payments pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, TSYS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then TSYS shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Global Payments, by wire transfer of same-day funds, a fee equal to $860,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).” As used in this Agreement, “willful breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

(ii) In the event that this Agreement is terminated by Global Payments pursuant to Section 8.1(f), then TSYS shall pay Global Payments, by wire transfer of same-day funds, the Termination Fee within three (3) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Global Payments or shall have been made directly to the shareholders of Global Payments or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Global Payments Meeting) an Acquisition Proposal, in each case with respect to Global Payments and (A) (x) thereafter this Agreement is terminated by either Global Payments or TSYS pursuant to Section 8.1(c) without the Requisite Global Payments Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by TSYS pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Global Payments enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Global Payments shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay TSYS the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by TSYS pursuant to Section 8.1(e), then Global Payments shall pay TSYS, by wire transfer of same-day funds, the Termination Fee within three (3) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Global Payments and TSYS acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Global Payments or TSYS, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Global Payments or TSYS, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Global Payments Vote or the Requisite TSYS Vote; provided, however, that after the receipt of the Requisite Global Payments Vote or the Requisite TSYS Vote, there may not be, without further approval of the shareholders of Global Payments or TSYS, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Global Payments Vote or the Requisite TSYS Vote, there may not be, without further approval of the shareholders of Global Payments or TSYS, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Global Payments and TSYS.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to TSYS, to:

Total System Services, Inc.

One TSYS Way

Columbus, GA 31901

Attention:     G. Sanders Griffith III

E-mail:         sgriffith@tsys.com

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention:     James C. Woolery

             Keith M. Townsend

E-mail:         JWoolery@kslaw.com

             KTownsend@kslaw.com

and

(b)	if to Global Payments, to:

Global Payments Inc.

3550 Lenox Road, Suite 3000

Atlanta, GA 30326

Attention:     David L. Green

E-mail:         david.green@globalpay.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:     Edward D. Herlihy

                     Jacob A. Kling

E-mail:         EDHerlihy@wlrk.com

                     JAKling@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of TSYS means the actual knowledge of any of the officers of TSYS listed on Section 9.6 of the TSYS Disclosure Schedule, and the “knowledge” of Global Payments means the actual knowledge of any of the officers of Global Payments listed on Section 9.6 of the Global Payments Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The TSYS Disclosure Schedule and the Global Payments Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Global Payments or TSYS shall be subject to the laws of the State of Georgia).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, Section 6.12(g) and Section 9.15, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.15 Financing Parties. Notwithstanding anything in this Agreement to the contrary, but without in any way limiting the rights and claims of Global Payments under and pursuant to any commitment letter or any definitive agreement entered into by Global Payments with respect to any debt financing arrangements in connection with the Merger, including the Commitment Letters (the “Financing Documents”), TSYS, on behalf of itself, its Subsidiaries and its controlled affiliates, hereby:

(a) agrees that any Proceeding involving the Financing Parties, whether in law or in equity, whether in contract or in tort or otherwise, in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of, and shall be brought and heard and determined exclusively in, any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the Financing Documents;

(c) agrees not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York;

(d) agrees that service of process upon TSYS, its Subsidiaries or its controlled affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 9.5;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

(f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(g) agrees that none of the Financing Parties will have any liability to TSYS or any of its Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Global Payments or its Subsidiaries) in any way relating to or arising out of this Agreement, the Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and waives any and all claims and causes of action against the Financing Parties in any way relating to or arising out of the foregoing;

(h) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any Proceeding against, or otherwise make or seek to enforce any claims against or seek to recover any monetary damages from, any Financing Party under or in connection with this Agreement, the Financing Documents or the transactions contemplated hereby or thereby;

(i) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, this Section 9.15 and any of the provisions in this Agreement reflecting the agreements in this Section 9.15; and

(j) agrees that the provisions in this Section 9.15 and the definitions of “Financing Parties” and “Financing Entities” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.

(k) As used in this Agreement, (i) “Financing Entities” shall have the meaning set forth in the definition of “Financing Parties”; (ii) “Financing Parties” shall mean (a) BofA Securities, Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A., and any other person that becomes a Commitment Party under, and as defined in, that certain Bridge Commitment Letter and those certain Engagement Letters dated the date hereof between Global Payments, BofA Securities, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A., and (b) any other person that shall have committed to provide or arrange any financing, or any amendment or other modification of any financing, in each case, pursuant to or in connection with the Financing Documents, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any such financing or amendment ((a) and (b) collectively, the “Financing Entities”), and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; and (iii) “Proceeding” means any action, cause of action, claim, demand, litigation, suit, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Total System Services, Inc.

By:	/s/ M. Troy Woods
Name: M. Troy Woods Title: Chairman, President & CEO

Global Payments Inc.

By:	/s/ Jeffrey S. Sloan
Name: Jeffrey S. Sloan Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1

Form of Amendment to Global Payments Articles of Incorporation (Authorized Share Increase)

The Second Amended and Restated Articles of Incorporation of Global Payments Inc. shall be amended by deleting the words “Two Hundred Million (200,000,000)” in the first sentence of Article Two and replacing them with “Four Hundred Million (400,000,000)”.

Exhibit A-2

Form of Amendment to Global Payments Bylaws

A new Section 3.07 shall be added to Article III of the Eighth Amended and Restated Bylaws of Global Payments Inc. as follows:

Section 3.07 Board Composition and Related Matters

(a)

Notwithstanding anything to the contrary in these bylaws, effective as of the Effective Time (for all purposes of this Section 3.07, as defined in the Agreement and Plan of Merger, dated as of May 27, 2019, by and between Total System Services, Inc. (“TSYS”) and the corporation, as the same may be amended from time to time (the “Merger Agreement”)), the Board of Directors shall be comprised of twelve (12) directors, (i) six (6) of whom shall be persons designated by the corporation prior to the Effective Time and (ii) six (6) of whom shall be persons designated by TSYS prior to the Effective Time. The six (6) directors designated by the corporation prior to the Effective Time shall be selected from among the directors of the corporation as of the date of the Merger Agreement (each, an “Initial Global Payments Director”), which shall include Mr. Jeffrey S. Sloan and Mr. William I Jacobs, and the six (6) directors designated by TSYS prior to the Effective Time shall be selected from among the directors of TSYS as of the date of the Merger Agreement (each, an “Initial TSYS Director”), which shall include Mr. M. Troy Woods and Mr. Kriss Cloninger III. From and after the Effective Time and until the date of the annual meeting of shareholders held in 2022 (the date of such annual meeting, the “Expiration Date”), (i) the number of directors that comprises the entire Board of Directors shall be twelve (12) and (ii) no vacancy on the Board of Directors created by the resignation, retirement, disqualification, removal from office or death of a director shall be filled by the Board of Directors, and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a Continuing Global Payments Director, not less than a majority of the Continuing Global Payments Directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy and (y) in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a Continuing TSYS Director, not less than a majority of the Continuing TSYS Directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the corporation’s securities are listed). For purposes of this Section 3.07, (i) the term “Continuing Global Payments Directors” shall mean the Initial Global Payments Directors and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an Initial Global Payments Director (or another Continuing Global Payments Director) pursuant to this Section 3.07(a) and (ii) the term “Continuing TSYS Directors” shall mean the Initial TSYS Directors and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an Initial TSYS Director (or another Continuing TSYS Director) pursuant to this Section 3.07(a).

(b)

Effective as of the Effective Time and until the Expiration Date or his earlier resignation, retirement, disqualification, removal from office or death, (i) Mr. M. Troy Woods shall be the Chairman of the Board of Directors and (ii) Mr. Kriss Cloninger III shall be the lead independent director of the Board of Directors.

(c)

Effective as of the Effective Time and until the Expiration Date, the Board of Directors shall have the following four standing committees (the “Committees”): (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Technology Committee and (iv) a Governance and Nominating Committee. Effective as of the Effective Time and until the Expiration Date, the chairperson of each of the Audit Committee and the Compensation Committee shall be designated from among the Continuing Global Payments Directors. Effective as of the Effective Time and until the Expiration Date, the chairperson of each of the Technology Committee and the Governance and Nominating Committee shall be designated from among the Continuing TSYS Directors. Effective as of the Effective Time and until the Expiration Date, the membership of the Committees shall be, as practicably as possible, evenly split between Continuing Global Payments Directors and Continuing TSYS Directors.

(d)

Notwithstanding anything to the contrary in these bylaws, effective as of the Effective Time and until the Expiration Date, the provisions of Section 3.07(a), Section 3.07(b), Section 3.07(c) and this Section 3.07(d) may not be modified, amended or repealed, nor may Mr. M. Troy Woods be removed as Chairman or Mr. Kriss Cloninger III be removed as lead independent director, by the Board of Directors without the affirmative vote of at least 75% of the entire Board of Directors. For the avoidance of doubt, effective as of the Expiration Date, the preceding sentence shall cease to have any further force and effect. In the event of any inconsistency or conflict between any provision of this Section 3.07 and any other provision of these bylaws, the provisions of this Section 3.07 shall govern and control.

(e)	Effective as of and from the Effective Time, the corporation shall maintain dual headquarters in (i) Atlanta, Georgia and (ii) Columbus, Georgia.

(f)	Effective as of and from the Effective Time, the corporation’s card issuer processing business conducted by TSYS prior to the Effective Time will continue to be conducted under the TSYS name.

Exhibit B

Form of Declassification Amendment

The Second Amended and Restated Articles of Incorporation of Global Payments Inc. (the “Articles of Incorporation”) shall be amended as follows:

1.	Section 3.1 of the Articles of Incorporation shall be amended and restated in its entirety as follows:

“3.1 Board of Directors. The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the Corporation’s Bylaws. At each annual meeting of shareholders, directors shall be elected for a term expiring at the next annual meeting of shareholders and upon the election and qualification of their respective successors.”

2.	Section 3.3 of the Articles of Incorporation shall be amended by deleting the final sentence of Section 3.3 and replacing it with the following:

“Each director chosen in accordance with this Section shall hold office until the next annual meeting of shareholders, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.”

3.

Section 3.4 of the Articles of Incorporation shall be deleted in its entirety. The reference to “Section 3.4 hereof” in Section 3.2 of the Articles of Incorporation shall be amended to refer to “Section 3.3 hereof”.